AMENDMENT TO EXPENSE LIMITATION AGREEMENT

ENDURANCE SERIES TRUST

This Amendment to Expense Limitation Agreement (the “Amendment”) is effective as of October 29, 2013, by and between Gator Focus Fund (the “Fund”), a series of shares of Endurance Series Trust, a Delaware statutory trust and Gator Capital Management, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund and the Adviser previously entered into that certain Expense Limitation Agreement dated as of March 24, 2013 (the “Agreement”); and

WHEREAS, the Fund and the Adviser wish to amend the Agreement to extend the Agreement’s effectiveness from July 31, 2014 to November 30, 2014.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

Amendment.  The first sentence of Section 2 of the Agreement is hereby Amended to remove “July 31, 2014” and replace it with “November 30, 2014.”

2.

No Further Changes.  The remainder of the Agreement shall remain in effect with no further changes.

IN WITNESS WHEREOF, the parties have caused this Amendment to be effective as of the day and year first above written.

GATOR FOCUS FUND, A SERIES OF THE ENDURANCE SERIES TRUST

By:  /s/ Andres Sandate

        Andres Sandate, President

GATOR CAPITAL MANAGEMENT, LLC

By:  /s/ Derek Pilecki

        Derek Pilecki, Managing Member